Exhibit 12.1

COLONY FINANCIAL, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

(In thousands, except ratios)

(Unaudited)

	Year Ended December 31,		Period from June 23, 2009 (Date of Inception) to December 31, 2009
	2011	2010
Earnings
Loss before income taxes before adjustment for noncontrolling interest and income from equity investees	$(2,356)	$(6,516)	$(1,610)
Add:
Fixed charges	3,011	555	—
Distributed income of equity investees	25,959	16,296	—
Subtract:
Noncontrolling interest in pre-tax earnings of consolidated subsidiaries with no fixed charges	(1,095)	(22)	(2)

Earnings (loss)	$25,519	$10,313	$(1,612)

Fixed Charges
Interest expense	$3,011	$555	—

Total fixed charges	$3,011	$555	$—

Preferred Dividends	—	—	—
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	8.5x	18.6x	N/A (1)

(1)	The Company did not have any fixed charges in the period presented.

COLONY FINANCIAL, INC.

COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

(In thousands, except ratios)

(Unaudited)

Pro Forma for the Year Ended December 31, 2011 (1)
Earnings
Loss before income taxes before adjustment for noncontrolling interest and income from equity investees	$(1,841)
Add:
Fixed charges	2,496
Distributed income of equity investees	25,959
Subtract:
Noncontrolling interest in pre-tax earnings of consolidated subsidiaries with no fixed charges	(1,095)

Earnings	$25,519

Fixed Charges
Interest expense	$2,496

Total fixed charges	$2,496

Preferred Dividends	$11,050

Pro Forma Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.9x

(1)

In calculating the pro forma ratio of earnings to combined fixed charges and preferred stock dividends, we have assumed that the shares of Series A Preferred Stock offered by this prospectus were issued on January 1, 2011. For purposes of this pro forma calculation, we have assumed the repayment of borrowings drawn on our revolving credit facility with the proceeds from this offering; therefore, the pro forma ratio excludes the effect of the related interest expense for the period from January 1, 2011 through December 31, 2011.